Exhibit 3.109

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:44 PM 02/18/2009
FILED 07:44 PM 02/18/2009
SRV 090157687 - 4657183 FILE

STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

•      First: The name of this Corporation is Checksmart Money Order Services, Inc.

•                  Second: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400 Street, in the City of Wilmington County of New Castle Zip Code 19808. The registered agent in charge thereof is Corporation Service Company

•                  Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•                 Fourth: The amount of the total stock of this corporation is authorized to issue is 1,500 shares (number of authorized shares) with a par value of 0.00 per share.

•                 Fifth: The name and mailing address of the incorporator are as follows:

Name Mercury Agent Company

Mailing Address 250 West Street, Suite 700

Columbus Zip Code 43215

•                 I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 18th day of February, A.D. 2009.

Mercury Agent Company
BY:	[ILLEGIBLE]
(Incorporator)

NAME:	Heidi Bowman, Secretary
(type or print)